EMPLOYMENT AGREEMENT AMENDMENT 1

This will amend the EMPLOYMENT AGREEMENT dated 15th day of September 2003, by and between ION Networks, Inc., a Delaware corporation, with its principle place of business at 120 Corporate Boulevard, South Plainfield, New Jersey 07080, (the “Company”) and Patrick E. Delaney, an individual residing at 141 Main Street, Unit I, Tuckahoe, New York, 10707 (the “Executive”).

Effective the 10th day of November 2004, Section 2 of the Agreement shall be amended to include the following:

Severance.

Executive’s employment may be terminated, at any time immediately upon written notice by the Company, without “Cause”. If Executive is terminated without “Cause”, or effectively terminated pursuant to a Change in Control provision for any reason other than for “Cause”, Executive shall be entitled to a lump sum severance payment equal to eighteen (18) months of base salary in effect as of the termination date, less withholdings and deductions required by law. Executive and Company agree that such severance payment shall also constitute liquidated damages and is a reasonable approximation of Employee’s damages as a result of such termination.

“Cause” is defined as termination of Executive by the Company for the following infractions by the Executive: gross negligence, felony conviction and significant breach of Executive’s duties pursuant to this agreement.

A Change in Control is defined as (i) a sale of all or substantially all of the assets or all of the outstanding equity of the Company or (ii) the merger or consolidation of the Company with or into another entity or any other corporate reorganization if persons who were not shareholders of the Company immediately prior to such merger, consolidation or reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting powers of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity.

IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the day and year shown above.

ION NETWORKS, INC

By:	———————————————
Norman E. Corn Chief Executive Officer

———————————————
Patrick E. Delaney